Exhibit 99.2

Fidelity Bond Agreement

THIS AGREEMENT, made this 25th day of October, 2010 by and between the following registered investment companies:

Sit Mid Cap Growth Fund, Inc.

Sit Large Cap Growth Fund, Inc.

Sit U.S. Government Securities Fund, Inc.

Sit Mutual Funds, Inc.

Sit Mutual Funds II, Inc.

(each individually the “Fund” and collectively the “Funds”)

and each of the entities set forth on the signature page hereto (collectively the “Other Insureds”)

WHEREAS, the Funds and the Other Insureds are named as the insureds in a joint fidelity bond (the "Fidelity Bond") provided and maintained pursuant to Rule 17g-l(b)(3) under the Investment Company Act of 1940 (the "Act");

WHEREAS, Rule 17g-l(f) under the Act provides that each registered management investment company named as an insured in a joint fidelity bond shall enter into an agreement with all of the other named insureds providing that in the event recovery is received under the bond as a result of a loss, as referred to elsewhere in Rule 17g-l(f), sustained by the registered management investment company and one or more other named insureds, the registered management investment company shall receive an equitable and proportionate share of the recovery, but at least equal to the amount it would have received had it provided and maintained a single fidelity bond with the minimum coverage required by Rule 17g-l(d) under the Act.

WITNESSETH:

In the event recovery is received under the Fidelity Bond as a result of a loss sustained by a Fund or Funds, each Fund or Funds shall receive an equitable and proportionate share of the recovery, but at least equal to the amount which each would have received had it provided and maintained a single fidelity bond with the minimum coverage required by Rule 17g-l(d) under the Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written

SIT MID CAP GROWTH FUND, INC.

SIT LARGE CAP GROWTH FUND, INC.

SIT U.S. GOVERNMENT SECURITIES FUND, INC.

SIT MUTUAL FUNDS, INC.

SIT MUTUAL FUNDS II, INC.

By:	/s/ Paul E. Rasmussen
Paul E. Rasmussen, Vice President

SIA SECURITIES CORP.

By:	/s/ Paul E. Rasmussen
Paul E. Rasmussen, President

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